Exhibit 99.1

Press Release

July 25, 2014

FOR IMMEDIATE RELEASE
For more information contact:
Doug Gulling, Executive Vice President and Chief Financial Officer (515) 222-2309

WEST BANCORPORATION, INC. QUARTERLY EARNINGS PER SHARE UP 20.0 PERCENT; LOANS GROW 5.6 PERCENT

West Des Moines, IA - West Bancorporation, Inc. (NASDAQ: WTBA), parent company of West Bank, is pleased to report that second quarter 2014 net income was $4.74 million, or $0.30 per diluted common share. This compares to net income of $4.30 million, or $0.25 per diluted common share, for the second quarter of 2013.

“During the second quarter of 2014, our loan portfolio grew by $57 million. Our loans were $107 million higher than a year ago,” commented Dave Nelson, President and Chief Executive Officer of West Bancorporation, Inc. “Our growth is coming from all three of our markets. In addition, deposits increased $26 million during the quarter.”

“Having celebrated our first anniversary in Rochester, we were proud to have achieved a symbolic milestone of success in the second quarter, with our first $50 million in loan commitments to Rochester businesses.  Our loan growth in Rochester was certainly reflective of that success, with approximately $32 million of the $50 million in commitments outstanding at June 30, 2014, an increase of 39 percent during the second quarter,” reported Mike Zinser, Rochester market president. Zinser added, “We continue to be well received by the Rochester business community, which is reflected in the large and growing number of prominent businesses that are choosing to move all of their business to West Bank. We are solving our customers’ needs while providing experience and value in our relationships, which is limiting our customers' desire to shop loans with multiple banks.  It is really special to be a part of traditional, local, relationship banking where customers are sincerely proud to call us their bankers.”

From eastern Iowa, market president Lynn Rowat states, “We are pleased to be able to report strong loan and deposit growth for the second quarter and year to date in the eastern Iowa market. Our market continues to be strengthened by the large amount of construction activity currently in progress and the positive influence that has on our local economy. We look forward to continuing to serve and expand our customer base from our new Coralville location, which should be ready for occupancy around January 1, 2015.”

Brad Winterbottom, West Bank President with responsibility for the central Iowa market said, “We continue to see solid growth not only in all markets, but also in all areas of the bank, including commercial, retail and trust services. Our bankers’ sales efforts are bearing fruit.”

Revenue, defined as net interest income plus noninterest income, for the second quarter of 2014 was 6.5 percent higher than the second quarter of 2013. Fees from trust services were 39.5 percent higher quarter over quarter. Gains and fees from the sale of residential mortgages were 66.4 percent higher this quarter than the same quarter last year. While the overall mortgage market is slower than last year, we are seeing seasonal activity increase.

For the first six months of 2014, net income was $9.14 million, or $0.57 per diluted common share, up from $8.25 million, or $0.48 per diluted common share, for the first six months of 2013.

The Company’s Board of Directors, at its July 23, 2014 meeting, declared a quarterly dividend of $0.12 per share. The dividend is payable on August 20, 2014, to shareholders of record on August 6, 2014.

The Company filed its quarterly report on Form 10-Q with the Securities and Exchange Commission this morning. Please refer to that document for a more in-depth discussion of our results. The Form 10-Q document is available on the Investor Relations section of West Bank's website at www.westbankstrong.com.

The Company will discuss its second quarter 2014 results during a conference call scheduled for this afternoon, Friday, July 25, 2014, at 2:00 p.m. Central Time. The telephone number for the conference call is 888-317-6016. A recording of the call will be available until August 7, 2014, at 877-344-7529, pass code: 10038840.

About West Bancorporation, Inc. (NASDAQ: WTBA)
West Bancorporation, Inc. is headquartered in West Des Moines, Iowa. Serving Iowans since 1893, West Bank, a wholly-owned subsidiary of West Bancorporation, Inc., is a community bank that focuses on lending, deposit services, and trust services for consumers and small- to medium-sized businesses. West Bank has eight full-service offices in the Des Moines metropolitan area (central Iowa market), two full-service offices in Iowa City and one full-service office in Coralville (eastern Iowa market) and an office in Rochester, Minnesota (Rochester market).

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meanings of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this press release. These forward-looking statements are generally identified by the words “believes,” “expects,” “intends,” “anticipates,” “projects,” “future,” “may,” “should,” “will,” “strategy,” “plan,” “opportunity,” “will be,” “will likely result,” “will continue,” or similar references, or references to estimates, predictions or future events. Such forward-looking statements are based upon certain underlying assumptions, risks and uncertainties. Because of the possibility that the underlying assumptions are incorrect or do not materialize as expected in the future, actual results could differ materially from these forward-looking statements. Risks and uncertainties that may affect future results include: interest rate risk; competitive pressures; pricing pressures on loans and deposits; changes in credit and other risks posed by the Company's loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for loan losses dictated by new market conditions or regulatory requirements; actions of bank and non-bank competitors; changes in local and national economic conditions; changes in regulatory requirements, limitations and costs; changes in customers' acceptance of the Company's products and services; and any other risks described in the “Risk Factors” sections of reports filed by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update such forward-looking statements to reflect current or future events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

WEST BANCORPORATION, INC. AND SUBSIDIARY
Financial Information (unaudited)
(in thousands)

CONSOLIDATED BALANCE SHEETS	June 30, 2014	June 30, 2013
Assets
Cash and due from banks	$54,659	$36,024
Short-term investments	3,916	5,238
Investment securities	349,693	388,673
Loans held for sale	1,979	6,753
Loans	1,076,042	969,109
Allowance for loan losses	(13,213)	(15,959)
Loans, net	1,062,829	953,150
Bank-owned life insurance	31,712	26,060
Other real estate owned	5,005	7,980
Other assets	25,900	27,768
Total assets	$1,535,693	$1,451,646

Liabilities and Stockholders' Equity
Deposits:
Noninterest-bearing	$349,038	$308,189
Interest-bearing:
Demand	229,712	155,025
Savings	528,313	496,513
Time of $100,000 or more	95,761	92,528
Other time	59,608	72,284
Total deposits	1,262,432	1,124,539
Short-term borrowings	3,940	65,671
Long-term borrowings	131,059	132,022
Other liabilities	6,185	7,814
Stockholders' equity	132,077	121,600
Total liabilities and stockholders' equity	$1,535,693	$1,451,646

Financial Information (continued) (unaudited)
(in thousands)
	Three Months Ended June 30,		Six Months Ended June 30,
CONSOLIDATED STATEMENTS OF INCOME	2014	2013	2014	2013
Interest income
Loans, including fees	$11,672	$11,327	$23,002	$22,235
Investment securities	1,970	1,918	3,976	3,519
Other	19	16	29	79
Total interest income	13,661	13,261	27,007	25,833
Interest expense
Deposits	637	858	1,259	1,737
Short-term borrowings	5	26	18	53
Long-term borrowings	903	844	1,806	1,686
Total interest expense	1,545	1,728	3,083	3,476
Net interest income	12,116	11,533	23,924	22,357
Provision for loan losses	150	—	150	150
Net interest income after provision for loan losses	11,966	11,533	23,774	22,207
Noninterest income
Service charges on deposit accounts	714	735	1,393	1,443
Debit card usage fees	453	431	863	824
Trust services	332	238	650	477
Gains and fees on sales of residential mortgages	376	226	602	737
Increase in cash value of bank-owned life insurance	182	170	336	330
Realized investment securities gains, net	—	—	506	—
Other income	261	217	521	427
Total noninterest income	2,318	2,017	4,871	4,238
Noninterest expense
Salaries and employee benefits	3,987	3,986	8,098	7,955
Occupancy	1,024	1,000	2,035	1,933
Data processing	558	500	1,080	983
FDIC insurance expense	190	176	371	365
Other real estate owned expense (income)	109	(15)	395	1
Other expenses	1,496	1,768	3,387	3,424
Total noninterest expense	7,364	7,415	15,366	14,661
Income before income taxes	6,920	6,135	13,279	11,784
Income taxes	2,181	1,837	4,140	3,538
Net income	$4,739	$4,298	$9,139	$8,246

Financial Information (continued) (unaudited)

	PER COMMON SHARE			MARKET INFORMATION (1)
	Net Income
	Basic	Diluted	Dividends	High	Low
2014
2nd Quarter	$0.30	$0.30	$0.12	$16.45	$13.53
1st Quarter	0.28	0.27	0.11	15.98	13.64

2013
4th Quarter	$0.27	$0.27	$0.11	$16.64	$13.34
3rd Quarter	0.27	0.27	0.11	14.50	11.74
2nd Quarter	0.25	0.25	0.10	12.27	10.10
1st Quarter	0.23	0.23	0.10	11.72	10.46
(1) The prices shown are the high and low sale prices for the Company's common stock, which trades on the Nasdaq Global Select Market, under the symbol WTBA. The market quotations, reported by Nasdaq, do not include retail markup, markdown or commissions.

	Three Months Ended June 30,		Six Months Ended June 30,
SELECTED FINANCIAL MEASURES	2014	2013	2014	2013
Return on average assets	1.26%	1.19%	1.24%	1.16%
Return on average equity	14.62%	12.93%	14.40%	12.39%
Net interest margin	3.55%	3.51%	3.60%	3.44%
Efficiency ratio	48.52%	53.15%	51.09%	53.50%

			As of June 30,
			2014	2013
Texas ratio			6.54%	10.00%
Allowance for loan losses ratio			1.23%	1.65%
Tangible common equity ratio			8.60%	8.38%
Definitions of ratios:

•	Return on average equity - annualized net income divided by average stockholders' equity.

•	Return on average assets - annualized net income divided by average assets.

•	Net interest margin - annualized tax-equivalent net interest income divided by average interest-earning assets.

•	Efficiency ratio* - noninterest expense (excluding other real estate owned expense) divided by noninterest income (excluding net securities gains) plus tax-equivalent net interest income.

•	Texas ratio* - total nonperforming assets divided by tangible common equity plus the allowance for loan losses.

•	Allowance for loan losses ratio - allowance for loan losses divided by total loans.

•	Tangible common equity ratio - common equity less intangible assets divided by tangible assets.
* A lower ratio is more desirable.